Exhibit (d)(60)

INVESTMENT SUBADVISORY AGREEMENT

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

          This Agreement, dated September 30, 2010 (the “Effective Date”), is by and between Transamerica Asset Management, Inc., a Florida corporation (referred to herein as “TAM”) and Goldman Sachs Asset Management, L.P., a Delaware partnership (referred to herein as the “Subadviser”).

          TAM is the investment adviser to Transamerica Cayman Goldman Sachs Commodity Strategy, Ltd. (the “Fund”). The sole shareholder of the Fund is Transamerica Goldman Sachs Commodity Strategy (the “Sole Shareholder”), a series of Transamerica Funds (the “Trust”), an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”). The Fund’s principal purpose is to provide the Sole Shareholder with exposure to the returns of commodities markets within the limitations of the federal tax requirements that apply to the Sole Shareholder. The Fund (unlike the Sole Shareholder) may invest without limitation in commodities, commodity index-linked securities and other commodity-linked securities and derivative instruments. However, the Fund otherwise is subject to the Sole Shareholder’s investment restrictions and other policies. TAM wishes to engage the Subadviser to provide certain investment advisory services to the Fund. The Subadviser desires to furnish services for the Fund and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

          1. Appointment. In accordance with the Investment Advisory Agreement between the Fund and TAM (the “Advisory Agreement”), TAM hereby appoints the Subadviser to act as subadviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified. In performing its obligations under this Subadvisory Agreement, Subadviser may, at its own discretion, delegate any or all of its discretionary investment, advisory, and other rights, powers and functions hereunder to any affiliated advisers identified from time to time as “participating affiliates” in GSAM’s Form ADV, provided that Subadviser shall always remain liable to TAM and the Fund for its obligations hereunder.

          2. Subadvisory Services. In its capacity as subadviser to the Fund, the Subadviser shall have the following responsibilities:

(a)

Subject to the supervision of the Fund’s Board of Directors (the “Board”) and TAM, the Subadviser shall regularly provide the Fund with respect to such portion of the Fund’s assets as shall be allocated to the Subadviser by TAM from time to time (the “Allocated Assets”) with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Sole Shareholder’s current Prospectus and Statement of Additional Information. The Subadviser shall, with respect to the Allocated Assets, determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the execution of investment documentation and agreements including, without limitation, swap, futures, options and other agreements with counterparties, and to open and close accounts in connection therewith, on the Fund’s behalf as the Subadviser deems appropriate from time to time in order to carry out its responsibilities hereunder, provided the Subadviser provides prompt notice and copies to TAM of any new investment agreements and of any material amendments to existing investment agreements), all subject to the provisions of the Fund’s Memorandum and Articles of Association (collectively, the “Articles”), and any other applicable Cayman Islands and U.S. federal and state law, as well as the investment objectives, policies and restrictions of the Fund and, to the extent applicable, the Sole Shareholder, any other specific policies adopted by the Board and disclosed to and acknowledged by the Subadviser. For the avoidance of doubt, Subadviser is authorized to enter into any and all permissible trading and derivative contracts on behalf of the Fund (e.g., ISDA agreements). The Subadviser’s responsibility for providing investment research, advice, management, compliance monitoring and supervision to the Fund is limited to that discrete portion of the Fund represented by the Allocated Assets and the Subadviser is prohibited from directly or indirectly consulting with any other Subadviser for a portion of the Fund’s assets concerning Fund transactions in securities or other assets. The Subadviser is authorized as the agent of the Fund to give instructions with respect to the Allocated Assets to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

(b)

The Subadviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Subadviser or its affiliates exercise investment discretion. The Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Subadviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Subadviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein.

(c)

The Fund hereby authorizes any entity or person associated with the Subadviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Subadviser agrees that it will not deal with itself, or with Directors of the Fund or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which the Subadviser or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by the Subadviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund and acknowledged by the Subadviser from time to time, and will comply with all other provisions of the Articles and the Sole Shareholder’s then-current Prospectus and Statement of Additional Information relative to the Subadviser and its directors and officers.

(d)

Unless TAM advises the Subadviser in writing that the right to vote proxies has been expressly reserved to TAM or the Fund or otherwise delegated to another party, the Subadviser shall exercise voting rights incident to any security purchased with, or comprising a portion of, the Allocated Assets, in accordance with the Subadviser’s proxy voting policies and procedures without consultation with TAM or the Fund. The Subadviser agrees to furnish a copy of its proxy voting policies and procedures, and any amendments thereto, to TAM. For the avoidance of doubt, TAM is responsible for: (i) ensuring compliance with all applicable regulations relating to the reporting of proxy votes, including all required reports on SEC Form N-PX; and (ii) making any and all filings in connection with any securities litigation or class action lawsuits involving securities held or that were held by the Fund.

(e)

The Subadviser agrees to provide, upon request, reasonable assistance to TAM, the Trust’s Valuation Committee and the Fund’s pricing agent in making determinations of the fair value of the Fund’s portfolio securities in accordance with the Trust’s valuation procedures. On a periodic basis (e.g., monthly, quarterly) and as a supplement to TAM’s valuation process, the Subadviser will review security valuations in accordance with the Subadviser’s own pricing hierarchy and validation logic and will notify TAM on a reasonable basis if Subadviser becomes aware of any material differences (as defined by Subadviser) between Subadviser’s internal valuations and TAM’s custodial valuations. Subadviser shall also notify TAM on an ongoing basis, as a supplement to TAM’s valuation processes, of any significant market events (e.g., large-scale market disruptions) of which Subadviser becomes aware that impact the types of securities held in the Fund. In addition, the Subadviser will be available to consult with TAM in the event of a pricing problem and to participate in the Trust’s Valuation Committee meetings. Notwithstanding the foregoing, the Subadviser shall not be responsible for any valuation determinations made with respect to the Fund.

          3. Activities of the Subadviser. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Subadviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Subadviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities for the Fund and one or more other accounts of the Subadviser is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Subadviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Subadviser’s policies and procedures as presented to the Board from time to time upon request.

          4. Allocation of Charges and Expenses. During the term of this Agreement, the Fund will bear all expenses not expressly assumed by TAM or the Subadviser incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a)

The Fund shall pay (i) fees payable to TAM pursuant to the Advisory Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to the registration and qualification of the Fund under applicable law (v) custodian and transfer agent fees; (vi) legal and accounting expenses allocable to the Fund, including costs for local representation in the Fund’s jurisdiction of organization; (vii) all Cayman Island and U.S. federal, state and local tax (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (viii) cost of certificates, if any, and delivery to purchasers; (ix) expenses of preparing and filing reports with Cayman Island and federal and state regulatory authorities; (x) expenses of shareholder meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Fund and TAM); (xi) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiii) any costs, expenses or losses arising out of any liability of, or claim for damage or other relief asserted against the Fund for violation of any law; (xiii) expenses of preparing reports and statements to shareholders; and (xiv) any extraordinary expenses incurred by the Fund.

(b)	TAM shall pay all expenses incurred by it in the performance of its duties under this Agreement. TAM shall also pay all fees payable to the Subadviser pursuant to this Agreement.

(c)

The Subadviser shall pay all expenses incurred by it in the performance of its duties under this Agreement. The Subadviser shall authorize and permit any of its directors, officers and employees, who may be elected as Directors or officers of the Fund, to serve in the capacities in which they are elected, and shall pay all compensation, fees and expenses of such Directors and officers.

          5. Obligation to Provide Information. Each party’s obligation to provide information shall be as follows:

(a)

TAM shall cause the Subadviser to be kept fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. TAM shall furnish the Subadviser with such other documents and information with regard to the Fund’s affairs as the Subadviser may from time to time reasonably request.

(b)

The Subadviser, at its expense, shall supply the Board, the officers of the Fund and TAM with all information and reports reasonably required by them and reasonably available to the Subadviser relating to the services provided by the Subadviser hereunder, including such information as the Sole Shareholder’s Chief Compliance Officer reasonably believes necessary for compliance with Rule 38a-1 under the 1940 Act.

          6. Compensation of the Subadviser. As compensation for the services performed by the Subadviser, TAM shall pay the Subadviser out of the advisory fee it receives with respect to the Fund, and only to the extent thereof, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Fund’s name on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the Effective Date of this Agreement, and shall constitute a full payment of the fee due the Subadviser for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund or, if less, the portion thereof comprising the Allocated Assets, in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of calendar days in such period bears to the number of calendar days in such month. The average daily net assets of the Fund, or portion thereof comprising the Allocated Assets, shall in all cases be based on calendar days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the Sole Shareholder’s then-current Prospectus or as may be determined by the Board.

          7. Compensation of Trustees, Officers and Employees. No Director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such Director, officer or employee while he is at the same time a director, officer, or employee of the Subadviser or any affiliated company of the Subadviser, except as the Board may decide. This paragraph shall not apply to Director s, executive committee members, consultants and other persons who are not regular members of the Subadviser’s or any affiliated company’s staff.

          8. Term. This Agreement shall continue in effect with respect to the Fund, unless sooner terminated in accordance with its terms, for two years from its Effective Date. Thereafter, for so long as the Sole Shareholder is the sole shareholder of the Fund, this Agreement shall continue in effect, if not terminated, so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust, on behalf of the Sole Shareholder, or (ii) by a vote of a majority of the outstanding voting securities of the Sole Shareholder, provided that in either event the continuance is also approved by a majority of the Trustees of the Trust who are not interested persons of the Trust or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

          9. Termination. This Agreement may be terminated with respect to the Fund at any time, without penalty, by the Board or, for so long as the Sole Shareholder is the sole shareholder of the Fund, by the Trust, on behalf of the Sole Shareholder, or by vote of a majority of the outstanding voting securities of the Sole Shareholder. The Subadviser may terminate the Agreement only upon giving 90 days’ advance written notice to TAM and the Fund. This Agreement shall terminate automatically in the event of its assignment by the Subadviser and shall not be assignable by TAM without the consent of the Subadviser. For the avoidance of doubt, it is understood that this Agreement may be amended, terminated or not renewed as to one or more Funds without affecting the other Funds hereunder.

          10. Use of Name. It is understood that the name “Goldman, Sachs & Co.” or “Goldman Sachs” or any derivative thereof, and any trade name, trademark, trade device, service mark, symbol or logo associated with those names, are the valuable property of Subadviser or its affiliates and that TAM, the Fund and their affiliates have the right to use such name (or derivative or logo), in offering materials or promotional or sales-related materials of the Fund, only with the prior written approval of Subadviser, such approval not to be unreasonably withheld, and only during the term of this Agreement. Notwithstanding the foregoing, Subadviser’s approval is not required when: (i) previously approved materials are re-issued with minor modifications; (ii) TAM and Subadviser identify materials which they jointly determine do not require Subadviser’s approval; or (iii) the material is used as required under applicable law. Upon termination of this Agreement, TAM and the Fund shall forthwith cease to use such name (or derivative or logo). This section will survive any termination of this Agreement.

          11. Liability of the Subadviser. The Subadviser may rely on information reasonably believed by it to be accurate and reliable. The Subadviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Subadviser against any liability to TAM or the Fund to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 11, the term the “Subadviser” shall include any affiliates of the Subadviser performing services for the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Subadviser and such affiliates.

          12. Meanings of Certain Terms. For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Sole Shareholder’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

          13. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to the Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Fund until approved by the Board of Trustees of the Trust.

          14. Books and Records. The Subadviser agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Subadviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

          15. Notices. Any notice herein required is to be in writing and is deemed to have been given to Subadviser or TAM upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein).

All notices provided to TAM will be sent to the attention of:

Transamerica Asset Management, Inc.
570 Carillon Parkway
St. Petersburg, FL 33716
Attention: Dennis Gallagher
Fax No.: 727-299-1832
Phone No.: 727-299-1800

All notices provided to the Subadviser will be sent to the attention of:

Goldman Sachs Asset Management, L.P.
200 West Street
New York, NY 10282
Attention: Greg Wilson
Fax No.: 1 (212)428-3894
Phone No.: 1(212)902-0820

          16. Receipt of Form ADV. TAM and the Fund understand and acknowledge that Subadviser is part of a worldwide, full-service investment banking, broker-dealer, asset management organization, and as such, Subadviser and its affiliates and their managing directors, directors, officers and employees may have multiple advisory, transactional and financial and other interests in securities, instruments and companies that may be purchased, sold or held by Subadviser for the Fund. As a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Subadviser is required to file a Form ADV with the SEC. Form ADV contains information about potential conflicts of interest and other relevant information regarding Subadviser. TAM and the Fund acknowledge receipt of Part II of Subadviser’s Form ADV at least 48 hours prior to entering into this Agreement, and acknowledge its understanding of the potential conflicts of interest disclosed therein.

          17. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

          18. Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Florida and the applicable provisions of the 1940 Act.

          The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name: Christopher A. Staples
Title: Senior Vice President

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Robert D. Patch

Name: Robert D. Patch
Title: Managing Director

Schedule A

Fund	Investment Subadvisory Fee*

Transamerica Cayman Goldman Sachs Commodity Strategy, Ltd.	0.25% of the first $200 million of average daily net assets; 0.23% of average daily net assets over $200 million up to $1 billion; 0.20% of average daily net assets over $1 billion

*	For purposes of calculating the subadvisory fee rate payable by TAM to the Subadviser, the assets in the Fund will be aggregated with the assets of the Sole Shareholder.